Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-4 and related Prospectus of Sierra Wireless, Inc. for the registration of up to 3,620,000 of its common shares and to the incorporation by reference therein of our reports dated March 10, 2017, with respect to the consolidated financial statements of Sierra Wireless, Inc., and the effectiveness of internal control over financial reporting of Sierra Wireless, Inc., included in its Annual Report (Form 40-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
October 24, 2017	Chartered Professional Accountants